                                                                   EXHIBIT 99.5


                        ENCOMPASS SERVICES CORPORATION


                       75,000,000 Shares of Common Stock


                          Offered Pursuant to Rights
                      Distributed to Security Holders of
                        Encompass Services Corporation


                                                             September   , 2002



To Participants in the Encompass Services Corporation 401(k) Plan ("Plan"):



   Enclosed for your consideration are a prospectus, dated September , 2002 (the "Prospectus"), and the "Instructions as to Use of Encompass Services Corporation Rights Certificates" relating to the offering (the "Rights Offering") by Encompass Services Corporation (the "Company") of shares of its Common Stock (as defined below) pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of shares of its common stock, par value $0.001 per share (the "Common Stock"), holders of record of shares of its 7.25% convertible participating preferred stock, par value $0.001 per share (the "7.25% Preferred Stock"), and holders of certain of its options and warrants to purchase shares of Common Stock at the close of business on September 13, 2002 (the "Record Date"). The Rights are described in the Company's Prospectus.


   In the Rights Offering, the Company is offering an aggregate of 75,000,000 shares of its Common Stock (the "Underlying Shares"), as described in the Prospectus.




   The Rights held by most Rights holders will expire, if not exercised, at
5:00 p.m., New York City time, on October   , 2002, unless extended by the
Company as provided in the Prospectus. However, to enable CIGNA Retirement and Investment Services, as Plan administrator, to exercise the Rights credited to your account, a properly completed instructions form must be received by Mellon
Bank, N.A. no later than 5:00 p.m., New York City time, on October   , 2002 (as
it may be extended, the "Expiration Date").



   As described in the Prospectus, you will receive one Right for each share of Common Stock carried by us in your account as of the Record Date.


   Each Right will allow you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.55 per share (the "Subscription Price").


   In addition, each holder of Rights who exercises its Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $0.55 per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights (the "Excess Shares"), subject to availability and pro-ration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that any Underlying Shares are not subscribed for pursuant to the Basic Subscription Privilege. The Excess Shares will be allocated pro-rata (subject to the elimination of fractional shares) among those Rights holders who exercise the Over-Subscription Privilege, in proportion, not to the number of shares requested pursuant to the Over-Subscription Privilege, but to the number of shares each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro-rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Over-Subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-Subscription Privilege on the same pro-rata basis outlined above. Such pro-ration will be repeated until all

Excess Shares have been allocated to the full extent of the Over-Subscription Privilege. See "The Rights Offering--Over-Subscription Privilege" in the Prospectus.


   Two affiliates of Apollo Management IV, L.P. (the "Apollo Shareholders"), have agreed subject to the terms and conditions of the securities purchase agreement dated as of June 27, 2002 between the Company and the Apollo Shareholders to exercise all of their Rights and their Over-Subscription Privilege for up to an aggregate of $35 million in Common Stock in the Rights Offering. To the extent shares of Common Stock subscribed for purchase by the Apollo Shareholders are required to satisfy the Rights (including the Over-Subscription Privilege) of other shareholders, the Apollo Shareholders have agreed, subject to the terms and conditions of the securities purchase agreement, to purchase shares of series c convertible participating preferred stock at $1.10 per share, being the aggregate subscription price of the two shares of Common Stock into which it is convertible.


   The Rights will be evidenced by non-transferable Rights certificates and will cease to have any value at the close of business on the Expiration Date.


   THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD IN YOUR ACCOUNT. EXERCISES OF RIGHTS MAY BE MADE ONLY BY THE PLAN ADMINISTRATOR PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.



   See the attached Frequently Asked Questions form for further information regarding your participation in the Rights Offering.



   Your instructions to us should be forwarded as promptly as possible in order to permit the Plan administrator to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will
expire at 5:00 p.m., New York City time, on October   , 2002, unless extended
by the Company as provided in the Prospectus. Once you have exercised the Basic Subscription Privilege and the Over-Subscription Privilege, such exercise may not be revoked.



   If you wish to have the Plan administrator, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct the Plan administrator by completing, executing and returning to the Subscription Agent the instruction form on the reverse side of this letter.


        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS

   OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION


               AGENT, AT ONE OF THE FOLLOWING TELEPHONE NUMBERS:


         (800) 322-2885 (TOLL FREE) OR (212) 929-5500 (CALL COLLECT).


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                     401(k) PLAN PARTICIPANT ELECTION FORM


                                 INSTRUCTIONS



                                            Number of Rights __________________



   The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the "Common Stock") of Encompass Services Corporation (the "Company").


   This will instruct the Plan administrator whether to exercise Rights to purchase shares of the Company's Common Stock distributed with respect to the shares of the Company's Common Stock held in the Plan for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions as to Use of Encompass Services Corporations Rights Certificates."


   Box 1.  [_]   Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

   Box 2.  [_]   Please EXERCISE RIGHTS for shares of Common Stock as set forth below.


                              Number
                                of       Subscription
                              Rights        Price                    Payment
                              ------     ------------     ------------------------------
Basic Subscription Privilege:        x      $0.55     =   $       (Line 1)
Over-Subscription Privilege:         x      $0.55     =   $       (Line 2)
Total Payment Required                                =   $       (Sum of Lines 1 and 2;
                                                                  must equal total of
                                                                  amount in Box 3.




                                          _____________________________________

                                          _____________________________________
                                          Signature(s)

                                          Please type or print name(s) below:

                                          _____________________________________

                                          _____________________________________

Date: ____________, 2002


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


FREQUENTLY ASKED QUESTIONS REGARDING THE RIGHTS OFFERING AND THE ENCOMPASS SERVICES CORPORATION 401(k) PLAN





Q: How will I know how many Rights have been allocated to me based on the shares of Common Stock I hold in the 401(k) Plan?



A: Shortly after September 13, 2002, the record date, Mellon Bank, N.A. will mail to all Plan participants who hold, as of the record date, shares of Common Stock in the Plan a 401(k) Plan Participant Election Form along with Instructions, a copy of the Prospectus and other related papers. The 401(k) Plan Participant Election Form will indicate how many Rights you own and how many shares of Common Stock you may purchase under your Basic Subscription Privilege.



Q: Who will decide whether or not to exercise the Rights to acquire additional shares of Common Stock for my 401(k) account under the Plan?



A: As a participant, you will direct the Plan administrator whether or not it should:



    1) Exercise the Basic Subscription Privilege allocated to your 401(k) account,



    2) Exercise the Basic Subscription Privilege allocated to your 401(k) account and acquire additional shares of Common Stock pursuant to the Over-Subscription Privilege, or



    3) Do nothing.



Q: Will I be able to direct the Plan administrator to exercise the Rights allocated to my 401(k) account if I am less than fully vested under the Plan?



A: Yes, even though you are not fully vested in your benefits, you will have the sole power to determine whether or not you want to exercise any or all of the Rights allocated to you.



Q: If I do not have enough cash in my 401(k) account to purchase all of the shares of Common Stock available under my Rights, can I personally acquire all of the shares Common Stock available?



A: No, you may not. Under the tax law, any sale or exchange between the Plan and yourself is a prohibited transaction, which would result in your being liable for excise taxes.



Q: Could I lend some money to my 401(k) account in the Plan that could be used to exercise the Rights?



A:  No, a loan from you to the Plan is also a prohibited transaction.



Q: Can I take a loan out from the Plan and use the loan proceeds to pay for the shares of Common Stock I want to acquire?



A: No, the Plan only permits you to take a loan from your Plan account if you have an immediate and heavy financial need. Wanting to purchase Common Stock does not satisfy that requirement.



Q: Can I direct the Plan administrator, CIGNA Retirement and Investment Services, to sell my investments in other mutual funds/securities held in my 401(k) account and to use the proceeds to pay for shares of Common Stock that I want to purchase under the Rights Offering?



A: Yes you can, subject to the normal rules and procedures adopted by the Committee regarding the sale of investments.



Q: If I have cash in my 401(k) account and want to exercise my Rights, how do I exercise those Rights?



A: You should carefully read and follow the instructions for exercise contained in the information you received from Mellon Bank, N.A. regarding the Rights Offering.


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


Q:  What portion of my 401(k) cash account can I use to exercise my rights?



A: Participants may only use their own deferral or rollover monies to purchase shares upon the exercise of their Rights. No Company match dollars may be used to purchase shares so it is important to transfer enough funds to fully cover the exercise.



Q: When is the absolute last date for me to deliver my completed instructions to Mellon Bank N.A. so that I can be assured that I will be able to acquire the shares of Common Stock I want to purchase for my 401(k) account?



A: In order to give Mellon Bank, N.A. the time it needs to complete the necessary paperwork and to forward the necessary information to the Plan administrator so that the Plan administrator may exercise your Rights before
the Rights Offering terminates on October   , 2002 (unless extended by the
Company as provided in the Prospectus), your completed documents must be
delivered to Mellon Bank, N.A. by the close of business, October   , 2002. If
you are mailing your completed instructions, please allow sufficient time for mail delays.


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